                                                                    Exhibit 99.1

                                BNS HOLDING, INC.
                         25 ENTERPRISE CENTER, SUITE 104
                         MIDDLETOWN, RHODE ISLAND 02842

                              FOR IMMEDIATE RELEASE

    BNS HOLDING, INC. SHAREHOLDERS RE-ELECT DIRECTORS AT 2006 ANNUAL MEETING

MIDDLETOWN,  RHODE  ISLAND,  JUNE 15, 2006 -- BNS  Holding,  Inc.  (OTCBB:BNSIA)
announced  that at its 2006 Annual Meeting the Company's  shareholders  voted to approve the election of five directors and the  ratification  of Ernst and Young as auditors for the 2006 fiscal year. The directors  re-elected  were Richard M.
Donnelly,  J. Robert Held, Jack Howard, James Henderson and Kenneth Kermes. Each
will serve for a term  expiring on the date of the next annual  meeting or until his respective successor is elected and qualified.

In remarks during the meeting, Michael Warren, President and CEO of the Company, commented on the  Company's  search for a suitable  acquisition  candidate.  "In
2005, the Company put  substantial  effort into a potential  acquisition and was prepared to sign an acquisition  agreement on December 30. However, at that time the seller was unable to complete  the  transaction.  The Company  withdrew  its offer on April 21 after  giving the seller a chance to  resolve  the issue,  and wrote off deferred acquisition costs of approximately $821 thousand in the first quarter of 2006.

"As of March 31,  2006,  the Company  had just over $20 million in  unrestricted cash. After consideration of an adequate reserve for contingencies,  the balance of  these  funds  are  available  for a merger  or  acquisition  transaction.  A potential  transaction  may also involve the assumption of debt. To date we have not identified a viable acquisition candidate. Once the Company has identified a candidate,  we  will  seek to  negotiate  a  definitive  merger  or  acquisition agreement.  However,  there is no  assurance  that the  Company  will be able to identify and close on an acquisition."

This  press  release  contains  forward-looking  statements,  as  defined in the
Private  Securities   Litigation  Reform  Act  of  1995.  Such   forward-looking
statements involve a number of assumptions,  risks, and uncertainties that could cause the actual results of the Company to differ  materially from those matters expressed in or implied by such forward-looking  statements.  They involve known and unknown risks,  uncertainties,  and other  factors,  which are in some cases beyond the control of the Company,  including whether it will be able to acquire a business or operate it profitably. Additional information regarding these risk factors and  uncertainties is described more fully in the Company's SEC filings.
A copy  of  all  filings  may  be  obtained  from  the  SEC's  EDGAR  web  site,
WWW.SEC.GOV,  or by contacting:  Michael  Warren,  President and Chief Executive
Officer, telephone (401) 848-6500. The Company does not maintain a web site.

                                       END